092603

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Articles of Organization
(PURSUANT TO NRS 86.216)

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20170261148-62
Barbara K. Cegavske	Filing Date and Time
Secretary of State	06/16/2017 8:40 AM
State of Nevada	Entity Number
	E0281152017-9

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Organization For a Nevada Limited-Liability Company Before Issuance of Members Interest (Pursuant to NRS 86.216)

1. Name of limited-liability company:

Data420 Sciences, L.L.C.

2. The articles have been amended as follows: (provide article numbers, if available)*

1. The name of the Limited Liability Company: Data420 Sciences LLC

3. The effective date and time of filing: (optional) Date: ______ Time: ______
(must not be later than 90 days after the certificate is filed)

4. As of the date of this certificate, no member's interest in the limited-liability company has been issued.

5. Signatures represent at least 2/3 of the (check one)**: [X] Organizers [ ] Managers

X (signature) X ______

Signature Signature

* 1) If amending company name, it must contain the words **"Limited-Liability Company," "Limited Company,"** or **"Limited"** or the abbreviations **"Ltd.," "L.L.C.," or "L.C. ," "LLC" or "LC."** The word **"Company"** may be abbreviated as **"Co."**
2) If adding managers, provide names and addresses.

** If more than two signatures, attach a plain 8 1/2" x 11" sheet with the additional signatures.

FILING FEE: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.